EXHIBIT 4.1

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of  April 3, 2007, among Jazz Semiconductor, Inc., a Delaware corporation, Newport Fab, LLC, a Delaware limited liability company, Jazz/Hua Hong, LLC, a Delaware limited liability company, and Jazz IT Holding, LLC, a Delaware limited liability company (together the “Guaranteeing Subsidiaries”), each a subsidiary of Jazz Technologies, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 19, 2006 providing for the issuance of 8% Convertible Senior Notes due 2011 (the “Securities”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s obligations under the Securities and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantees”); and

WHEREAS, pursuant to Article IX of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.  AGREEMENT TO GUARANTEE.  Each Guaranteeing Subsidiary hereby agrees as follows:

(a)  Along with all Guarantors named in the Indenture, to jointly and severally Guarantee to each Holder of Securities authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Securities or the obligations of the Company hereunder or thereunder, that:

(i)  the principal of, and premium and interest on the Securities will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Securities, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)  in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b)   The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Securities or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Securities with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)  The following is hereby waived:  diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d)  This Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Securities and the Indenture, and such Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e)  If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)   Such Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)  As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 4 of the Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 4 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee.

(h)  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.

(i)  Pursuant to Section 15.2 of the Indenture, after giving effect to any maximum amount and all other contingent and fixed liabilities that are relevant under any applicable bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 15 of the Indenture, this new Subsidiary Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Subsidiary Guarantee will not constitute a fraudulent transfer or conveyance.

3.  EXECUTION AND DELIVERY.  The Guaranteeing Subsidiaries agree that the Subsidiary Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of the Subsidiary Guarantees.

4.  GUARANTEEING SUBSIDIARIES MAY CONSOLIDATE, ETC. ON CERTAIN TERMS; RELEASES. Nothing contained in the Indenture or in any of the Securities shall prevent any sale or other disposition of all or substantially all of the assets of the Guaranteeing Subsidiaries, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor; provided, that such sale or disposition does not constitute a Fundamental Change. Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, the Trustee will execute any documents reasonably required in order to evidence the release of such Guaranteeing Subsidiary from its obligations under its Subsidiary Guarantee.

5.  NO RECOURSE AGAINST OTHERS.  No past, present or future director, officer, employee, incorporator, stockholder, member, managing member, partner or agent of any Guaranteeing Subsidiary, in such capacity, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Securities, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Securities by accepting Securities waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Securities.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

6.  THIS SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, THE UNITED STATES OF AMERICA, INCLUDING, WITHOUT LIMITATION, THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401.

7.  COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

8.  EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

9.  THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

 IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated:    April 3, 2007

JAZZ SEMICONDUCTOR, INC.

By:	/s/ Gilbert F. Amelio
Name: Gilbert F. Amelio
Title: Chief Executive Officer

NEWPORT FAB, LLC

By:	/s/ Gilbert F. Amelio
Name: Gilbert F. Amelio
Title: Manager

JAZZ/HUA HONG, LLC

By:	/s/ Shu Li
Name: Shu Li
Title: Manager

JAZZ IT HOLDINGS, LLC

By:	/s/ Shu Li
Name: Shu Li
Title: Manager

JAZZ TECHNOLOGIES, INC.

By:	/s/ Gilbert F. Amelio
Name: Gilbert F. Amelio
Title: Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
Authorized Signatory